Exhibit (s)(2)

Triangle Capital Corporation

Computation of Ratio of Earnings to Fixed Charges

	Year Ended 12/31/2008	Year Ended 12/31/2009	Year Ended 12/31/2010	Year Ended 12/31/2011	Year Ended 12/31/2012
Earnings:
Net Increase (Decrease) in Net Assets Resuting from Operations	7,638,501	4,036,703	25,390,549	56,771,037	60,063,517
Add back: Income Tax Expense (Benefit) and Excise Taxes	133,010	149,841	220,740	908,416	551,830
Add back: Fixed Charges	4,483,124	7,264,409	8,147,006	11,059,503	17,242,709

Total Earnings	12,254,635	11,450,953	33,758,295	68,738,956	77,858,056

Fixed Charges:
Interest and other financing fees	4,483,124	7,264,409	7,782,380	10,901,913	16,412,898
Loss on extinguishment of debt	—	—	364,626	157,590	829,811

Total Fixed Charges	4,483,124	7,264,409	8,147,006	11,059,503	17,242,709

Ratio of Earnings to Fixed Charges	2.73	1.58	4.14	6.22	4.52

Footnote disclosure:

Footnote (1) disclosure and calculation:

	Year Ended 12/31/2008	Year Ended 12/31/2009	Year Ended 12/31/2010	Year Ended 12/31/2011	Year Ended 12/31/2012
Earnings (excluding unrealized gains/losses):
Net Increase (Decrease) in Net Assets Resuting from Operations	7,638,501	4,036,703	25,390,549	56,771,037	60,063,517
Add back: Income Tax Expense (Benefit) and Excise Taxes	133,010	149,841	220,740	908,416	551,830
Add back: Fixed Charges	4,483,124	7,264,409	8,147,006	11,059,503	17,242,709
Exclude: Unrealized (Gains) Losses	4,286,375	10,310,194	(10,940,689)	(6,367,473)	2,878,015

Total Earnings (excluding unrealized gains/losses)	16,541,010	21,761,147	22,817,606	62,371,483	80,736,071

Fixed Charges:
Interest and other financing fees	4,483,124	7,264,409	7,782,380	10,901,913	16,412,898
Loss on extinguishment of debt	—	—	364,626	157,590	829,811

Total Fixed Charges	4,483,124	7,264,409	8,147,006	11,059,503	17,242,709

Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	3.69	3.00	2.80	5.64	4.68

Footnote (2) disclosure and calculation

	Year Ended 12/31/2008	Year Ended 12/31/2009	Year Ended 12/31/2010	Year Ended 12/31/2011	Year Ended 12/31/2012
Earnings (excluding unrealized and realized gains/losses):
Net Increase (Decrease) in Net Assets Resuting from Operations	7,638,501	4,036,703	25,390,549	56,771,037	60,063,517
Add back: Income Tax Expense (Benefit) and Excise Taxes	133,010	149,841	220,740	908,416	551,830
Add back: Fixed Charges	4,483,124	7,264,409	8,147,006	11,059,503	17,242,709
Exclude: Unrealized (Gains) Losses	4,286,375	10,310,194	(10,940,689)	(6,367,473)	2,878,015
Exclude: Realized (Gains) Losses	(1,435,608)	(448,164)	5,478,873	(10,973,487)	(6,660,776)

Total Earnings (excluding unrealized and realized gains/losses)	15,105,402	21,312,983	28,296,479	51,397,996	74,075,295

Fixed Charges:
Interest and other financing fees	4,483,124	7,264,409	7,782,380	10,901,913	16,412,898
Loss on extinguishment of debt	—	—	364,626	157,590	829,811

Total Fixed Charges	4,483,124	7,264,409	8,147,006	11,059,503	17,242,709

Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	3.37	2.93	3.47	4.65	4.30